Exhibit 3.1
     EXECUTION VERSION
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BUCKEYE GP HOLDINGS L.P.
     This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BUCKEYE GP HOLDINGS L.P. (this “Agreement”), dated as of November 19, 2010 and effective at the Effective Time (as defined below) is entered into by and between MainLine Management LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Buckeye Partners, L.P., as the limited partner (the “Limited Partner”).
BACKGROUND
     Buckeye GP Holdings L.P. (the “Partnership”) was formed as of March 27, 2006 as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”). On August 9, 2006, the General Partner and limited partners as of such date adopted an Amended and Restated Agreement of Limited Partnership of the Partnership (the “Prior Agreement”).
     Pursuant to (A) the Agreement and Plan of Merger, dated as of June 10, 2010, as may be amended, supplemented, restated or otherwise modified from time to time (the “Merger Agreement”), by and among the Limited Partner, Buckeye GP LLC, a Delaware limited liability company and the general partner of the Limited Partner (“Partners GP”), Grand Ohio, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Limited Partner, the Partnership, and the General Partner, and (B) Sections 14.2(e) and 14.5 of the Prior Agreement, the Prior Agreement is hereby amended and restated in its entirety as follows.
          1. Name. The name of Partnership is Buckeye GP Holdings L.P.
          2. Purpose. The purpose and nature of the business to be conducted by the Partnership shall be to own all of the limited liability company interests in, and be the sole member of, Partners GP, which is the general partner of the Limited Partner and indirectly owns the general partner interest in certain partnership subsidiaries of the Limited Partner. The General Partner shall cause the Partnership not to engage, directly or indirectly, in any business activity other than the ownership, and being a member, of Partners GP and immaterial or administrative actions related thereto, without the prior consent of the Limited Partner.
          3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
          4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

          5. Partners. At the Effective Time, the Limited Partner was admitted as the sole limited partner of the Partnership and was issued a 100% limited partner interest in the Partnership, such 100% partnership interest being duly authorized, validly issued, fully paid and, subject to applicable law, non-assessable. The names, percentage interests and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:	Percentage Interest:
MainLine Management LLC One Greenway Plaza Suite 600 Houston, Texas 77046	0%

Limited Partner:	Percentage Interest:
Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, Texas 77046	100%
          6. Nature of General Partner Interest. The General Partner’s interest in the Partnership is a non-economic interest, and is thus comprised solely of the management interest of the General Partner in the Partnership pursuant to this Agreement and the Act.
          7. Powers. The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner shall not consent to any amendment to this Agreement or to the Limited Liability Company Agreement of Partners GP without the consent of the Limited Partner. The Limited Partner may, in its sole discretion, designate one or more individuals to serve as Special Managers of the Partnership. Such Special Managers shall constitute delegates of the General Partner, with all powers, statutory and otherwise, possessed by the General Partner, if the General Partner fails to cause the Partnership to take any action required by this Agreement. The General Partner shall not cause the Partnership to take any action without the prior consent of the Limited Partner unless otherwise expressly permitted by this Agreement to be taken without such prior consent
          8. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and shall, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution of the Partnership has occurred under §17-802 of the Act.
          9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

          10. Distributions. To the extent the Partnership receives any cash or other property in excess of its expected liabilities and expenses, the General Partner shall cause the Partnership to distribute 100% of such cash or other property promptly to the Limited Partner. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.
          11. Taxes. The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation § 301.7701-3.
          12. Assignments.
               (a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.
               (b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the Limited Partner.
          13. Withdrawal. The General Partner agrees not to withdraw from the Partnership without the prior consent of the Limited Partner. Upon the withdrawal of the General Partner from the Partnership or any event that causes the General Partner to cease to be a general partner of the Partnership, whether or not permitted by this Agreement, (a) the withdrawing General Partner shall cease to have any rights or powers under this Agreement and shall not be entitled to any payment or distribution in connection with its interest in the Partnership, and (b) the Limited Partner shall have the right to designate a successor General Partner and cause such successor General Partner to be admitted to the Partnership as a general partner effective immediately prior to the withdrawal of the prior General Partner.
          14. Admission of Additional or Substitute Partners.
               (a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner and the Limited Partner.
               (b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the Limited Partner and the General Partner.
          15. Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

          16. Appointment of Board of Directors of Partners GP.
               (a) Prior to the Regulatory Trigger Date, the General Partner, acting in its capacity as the general partner of the Partnership, shall have the right to cause the Partnership, to exercise its rights as the sole member of Partners GP to appoint, replace or remove the Directors in its sole discretion.
               (b) After the Effective Time and the Regulatory Trigger Date:
     (i) On an ongoing basis, the Public Limited Partners shall have the right to elect all of the Directors other than the Holdco GP Directors.
     (ii) All Public Directors shall be nominated, elected or appointed, and any vacancies in the Public Directors shall be filled, in accordance with the terms of the MLP Agreement. Except in accordance with the terms of the MLP Agreement, neither the General Partner nor the Partnership shall remove any Public Director from the Board of Directors.
               (c) The General Partner shall not take, and shall not have the power to take, any action inconsistent with the terms of this Section 16. The General Partner shall take all action necessary to give effect to the terms of this Section 16, including causing the Public Directors to be elected, appointed and removed in accordance with this Section 16 and the MLP Agreement.
               (d) The General Partner shall cause the Partnership to, with the consent of the Limited Partner as to the form of the agreement, amend the limited liability company agreement of Partners GP as soon as practicable after the Effective Time, in order to conform to the terms of the MLP Agreement and this Section 16.

          17. Indemnification.
               (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and relating to the business and affairs of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 17, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 17 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
               (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 17(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 17.
               (c) The indemnification provided by this Section 17 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Limited Partner, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
               (d) For purposes of this Section 17, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 17(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
               (e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 17 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
               (f) The provisions of this Section 17 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
               (g) No amendment, modification or repeal of this Section 17 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
               (h) Subject to the rights of the Indemnitees in Section 17(g), which shall remain in full force and effect, the Limited Partner may, by 14 days notice to the General Partner, terminate this Section 17 (together with its guarantee thereof) on a prospective basis only, following the later of (a) the date the General Partner no longer has the right to cause the Partnership to appoint at least one Director and (b) the Applicable Date (as defined in the Support Agreement, dated as of June 10, 2010, by and among the Limited Partner, BGH GP Holdings, and certain other parties). Notwithstanding Section 13, prior to the effective date of such termination, the General Partner shall have the right to require the Limited Partner (or a wholly owned Subsidiary of the Limited Partner designated by the Limited Partner) to purchase the interests of the General Partner in the Partnership for $1,000, effective as of the date of termination of this Section 17.
          18. Liability of Indemnitees.
               (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or any other Persons who have acquired interests in the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
               (b) The General Partner shall not be responsible for any misconduct or negligence on the part of any agent which exercised the powers granted to the General Partner pursuant to the Prior Agreement and appointed by the General Partner in good faith.
               (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

               (d) Any amendment, modification or repeal of this Section 18 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 18 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the principles of conflicts of law.
          20. Third Party Beneficiaries. Each partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
          21. Defined Terms. The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:
               (a) “Act” has the meaning set forth in the Background to this Agreement.
               (b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
               (c) “Agreement” has the meaning set forth in the preamble to this Agreement.
               (d) “BGH GP Holdings” has the meaning set forth in the MLP Agreement.
               (e) “Board of Directors” has the meaning set forth in the MLP Agreement.
               (f) “Directors” has the meaning set forth in the MLP Agreement.
               (g) “Departing General Partner” means any former general partner of the Partnership, from and after the effective date of such general partner’s withdrawal or removal.
               (h) “Effective Time” has the meaning specified in the Merger Agreement.
               (i) “General Partner” has the meaning set forth in the preamble to this Agreement.

               (j) “Holdco GP Directors” has the meaning set forth in the MLP Agreement.
               (k) “Indemnitee” means (a) the General Partner, (b) a Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner or any Affiliate of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services. For the avoidance of doubt, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates shall be Indemnitees under this Agreement.
               (l) “Limited Partner” has the meaning set forth in the preamble to this Agreement.
               (m) “LP Units” has the meaning set forth in the MLP Agreement.
               (n) “Merger Agreement” has the meaning set forth in the Background to this Agreement.
               (o) “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Limited Partner, as it may be amended, supplemented or restated from time to time.
               (p) “Partners GP” has the meaning set forth in the Background to this Agreement.
               (q) “Partnership” has the meaning set forth in the Background to this Agreement.
               (r) “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, an association or any other entity.
               (s) “Prior Agreement” has the meaning set forth in the Background to this Agreement.
               (t) “Public Directors” has the meaning set forth in the MLP Agreement.
               (u) “Public Limited Partners” has the meaning set forth in the MLP Agreement.

               (v) “Regulatory Trigger Date” has the meaning set forth in the MLP Agreement.
               (w) “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     In Witness Whereof, this Agreement has been duly executed by the General Partner as of the date first above written.

MainLine Management LLC, as General Partner
By:	/s/ Forrest E. Wylie
	Name:	Forrest E. Wylie
	Title:	Chief Executive Officer

     The Limited Partner hereby guarantees the performance and payment of the Partnership’s obligations under Section 17 of this Agreement.

Buckeye Partners, L.P.
By:	Buckeye GP LLC, its General Partner

By:	/s/ Keith E. St.Clair
	Name:	Keith St.Clair
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Second Amended and Restated Limited Partnership Agreement of Holdings